FOR IMMEDIATE RELEASE                       CONTACT:     GARY NICHOLSON
                                                         440-357-7794

    LICENSOR ACCEPTS DEFENSE OF PATENT INFRINGEMENT CLAIMS AGAINST KFX'S
                      PEGASUS TECHNOLOGIES SUBSIDIARY

Denver, CO--September 21, 2000--The licensor, from whom Pegasus Technologies, Inc. ("Pegasus") licenses the platform for its principal product, has decided to accept the defense of Pegasus in a lawsuit filed by Pavilion Technologies, Inc., on August 14, 2000, alleging various unspecified claims of patent infringement. Pegasus, a majority-owned subsidiary of KFx Inc. (AMEX: KFX) ("KFx"), develops, markets, and installs optimization software to the power generation industry using, as a platform, the licensor's neural network software, under a license agreement that grants to Pegasus exclusive worldwide rights for use in the electric utilities industry for process monitoring and control applications. The licensor has accepted the defense of Pegasus pursuant to the indemnification provisions of the license agreement. Pegasus and KFx management have reviewed the allegations with counsel and believe the claims are without merit.

"We look forward to working with licensor in pursuing a vigorous defense against Pavilion's unfounded claims," said Gary Nicholson, CEO of Pegasus. "In addition, we are considering, with counsel, filing various counterclaims against Pavilion."

Pegasus is the industry leader in neural network applications to optimize utility boiler operations resulting in a reduction in harmful emissions, reduced power generation costs, and increased efficiency for the power generation industry. KFx focuses on providing total solutions for the power industry through its patented clean fuel production process technology and Pegasus products and services--enhancing the operational efficiency of power production while preserving the environment. More information about KFx and Pegasus may be found on the Company's web site at www.kfx.com.

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   The discussion above contains, in addition to historical information, forward-looking statements that include various risks and uncertainties. Such forward-looking statements include statements regarding the Company's expectations. The Company's actual results may differ materially from those anticipated in such statements. Factors that might cause such a difference include matters discussed in "Business Risk Factors" at item 1 and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at item 7 of the Company's Annual Report on Form 10-K/A for the year ended December 31, 1999, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" at Part I, Item 2 of the
 Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000.